UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2010
OMEROS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101
(Address of principal executive offices, including zip code)
(206) 676-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Compensatory Arrangements
     On April 7, 2010, the compensation committee of our board of directors approved an adjustment to the base salary of Gregory A. Demopulos, M.D., our chairman, chief executive officer and president. Dr. Demopulos’ annual base salary has increased from $475,000 to $600,000 effective as of March 1, 2010. Dr. Demopulos is also eligible to receive an annual bonus under a cash incentive plan equal to up to 20% of his base salary upon the accomplishment of company-wide corporate objectives established by the compensation committee of our board of directors.
     In addition, Dr. Demopulos was granted two option awards to purchase shares of our common stock, each with an exercise price of $6.31 per share, the closing price of our common stock on The NASDAQ Global Market on April 7, 2010. Both option awards vest in equal monthly installments over a 48-month period, with April 1, 2010 as the first vesting date for the award to purchase up to 215,000 shares and March 28, 2009 as the first vesting date for the award to purchase up to 110,000 shares. Further, in the event of a change in control, as described in our 2008 Equity Incentive Plan, the vesting of these option awards will be accelerated to the extent of 50% of the remaining unvested shares; however, if the option award is not assumed or substituted in the change in control by the successor corporation, the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, under the terms of these option awards, if within 12 months following a change in control Dr. Demopulos is terminated without cause or as a result of a constructive termination, as defined in the option awards, the option awards will fully vest and become exercisable.
     In connection with these compensation changes, we also amended our employment agreement with Dr. Demopulos. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and is entitled to receive an annual base salary of $600,000, which our compensation committee will review at least annually. We may not reduce Dr. Demopulos’ annual base salary without his consent. If we terminate him without cause or if he terminates his employment for good reason, as such terms are defined in his employment agreement, he will be entitled to the following severance benefits:
(1)	for up to two years we will be obligated to pay him on our regularly scheduled payroll dates, on an annualized basis:
a.	the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his base salary, then the annual base salary that we will be obligated to pay will be his annual base salary in effect prior to such reduction; plus

b.	the greater of (I) the average annual bonus he received in the preceding two calendar years and (II) any bonus he would have been entitled to receive in the year of his determination as determined by our board of directors; and
(2)	all of his option awards will fully vest and become exercisable until the maximum term of his respective option awards.
If we terminate his employment for cause, if other than for good reason he voluntarily terminates his employment or if his employment is terminated as a result of his death or disability, as defined in his employment agreement, he will be entitled to all earned but unpaid salary, bonuses and vacation time, but he will not be entitled to any severance benefits.
     The foregoing summary of the amended employment agreement is qualified in its entirety by its terms, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

10.1	Amended and Restated Employment Agreement between the registrant and Gregory A. Demopulos, M.D. dated April 7, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION
By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and Chairman of the Board of Directors

Date: April 9, 2010

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Amended and Restated Employment Agreement between the registrant and Gregory A. Demopulos, M.D. dated April 7, 2010